EX-4.5                                    CERTIFICATE OF DESIGNATION

                         CERTIFICATE OF DESIGNATION
                                     OF
                              NATIONS RX, INC.

The undersigned, David Rykbos, President/Secretary, certifies that:

He is the President and Secretary of Nations Rx, Inc., a Nevada corporation ("Company").

By action of the Board of Directors of the Company on June 30, 2003, at the Company's offices located at 8 Macbeth Court, Rancho Mirage, California 92270, the following resolution was adopted by unanimous written consent of the Directors:

WHEREAS, Article IV of the Articles of Incorporation of the Company, as amended, authorizes the Company to issue Ten Million (10,000,000) shares of preferred stock, par value of One Tenth of One Cent
($0.001) per share ("Preferred Stock"); and

WHEREAS, the shares of Preferred Stock were authorized to be issued from time to time in one or more series as expressly authorized by the Board of Directors to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed on any wholly unissued class of shares or any wholly issued series of any class of shares, and the number of shares constituting any unissued series of Preferred Stock as well as the designations of the series, or any or all of them.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issue of undesignated Preferred Stock of the Company and does hereby fix and determine the rights, preferences, privileges, and restrictions of, and other matters relating to, that series, as follows:

Six Million (6,000,000) shares of undesignated and unissued Preferred Stock shall be designated and known as "Series A Convertible
Preferred Stock", par value One Tenth of One Cent ($0.001), with the powers, preferences, rights, restrictions, and other matters as follows.

(1) CONVERSION. The holders of Series A Convertible Preferred Stock shall have conversion rights as follows (the "Conversion
Rights"):

     (a) Any securities to be delivered to the holders of Series A Convertible Preferred Stock pursuant to this Section shall be valued as follows ("Valuation Price"):

        (i) Securities not subject to investment letter or other similar restrictions on free marketability:

          (A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing;

          (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid and asked prices over the thirty (30) day period ending three (3) days prior to the closing; and

          (C) If there is no active public market, the value shall be the fair market value thereof, as determined by the Company.

        (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make, an appropriate discount from the market value determined as above in clauses
        (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined by the Company.

     (b)  Right to Convert by the Company.  Subject to subsection
     (c), each share of outstanding Series A Convertible Preferred Stock shall be convertible, at the option of holder, at any time into six (6) fully paid and nonassessable shares of Company common stock ("Common Stock") ("Conversion Rate").

     (c)  Mechanics of Conversion.

        (i) Before any holder of Series A Convertible Preferred Stock shall be entitled voluntarily to convert the same into shares of Common Stock, he/she/it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for such stock, and shall give written notice to the Company at such office that he/she/it elects to convert the same and shall state therein the number of shares to be converted and the name or names in which he/she/it wishes the certificate or certificates for shares of Common Stock to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Convertible Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date or surrender of the shares of Series A Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

        (ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series A Convertible Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A
        Convertible Preferred Stock shall not be deemed to have converted such Series A Convertible Preferred Stock until immediately prior to the closing of such sale of securities.

     (d) Adjustments to Conversion Rate In the case of any share exchange, capital reorganization, consolidation, merger or reclassification whereby the Common Stock is converted into other securities or property, the Company will make appropriate provisions so that the holder of each share of Class A Preferred Stock then outstanding will have the right thereafter to convert such share of Class A Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, share exchange, capital reorganization or reclassification by a holder of the number of shares of Common Stock into which such shares of Class A Preferred Stock might have been convened immediately prior to such consolidation, merger, share exchange, capital reorganization or reclassification. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, the Conversion Ratio shall be proportionately increased in case of subdivision of shares. If the shares of Common Stock are combined, consolidated or reverse split into a smaller number of shares of Common Stock the Conversion Ratio shall not be decreased. The kind and amount of Common Shares issuable upon conversion of the Class A Preferred Stock both before and after combination, consolidation or reverse split of the Common Shares shall be the same.

     (e) No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Convertible Preferred Stock against impairment.

     (f)  Certificates as to Adjustments.	Upon the occurrence of
     each adjustment or readjustment of any Conversion Rate pursuant to this Section, the Company, at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Convertible Preferred Stock a certificate executed by the Company's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which the Company shall, upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount if any, of other property which at the time would be received upon the conversion of the Series A Convertible Preferred Stock.

     (g) Notices of Record Date. In the event that the Company shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities. whether or not a regular cash dividend and whether or not out of earnings or earned surplus;
     (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall send to the holders of Series A Convertible Preferred Stock:

        (i) At least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

        (ii)  In the case of the matters referred to in (iii) and
        (iv) above, at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

     (h)  Reservation of Stock lssuable Upon Conversion.  The
     Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

        (i) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Convertible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

     (j) Notices. Any notice required to be given to the holders of shares of Series A Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

(2) VOTING RIGHTS. The holder of each share of Series A Convertible Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series A Convertible Preferred Stock could be converted on the record date for the vote or written consent of stockholders. In all cases any fractional share, determined on an aggregate conversion basis, shall be rounded to the nearest whole share. With respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders meeting in accordance with the bylaws of the Company, and shall be entitled to vote, together with holders, of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote,

(3) STATUS OF CONVERTED STOCK. In the event any shares of Series A Convertible Preferred Stock shall be converted pursuant to Section 1 hereof, the shares so converted shall be canceled and shall not be issuable by the Company, and all such shares shall be canceled, retired and eliminated from the shares that the Company is authorized to issue.

(4) SENIORITY OF SERIES A CONVERTIBLE PREFERRED STOCK. No additional shares of Series A Convertible Preferred Stock shall be authorized or issued that have rights, privileges and preferences equal to or senior to the Series A Convertible Preferred Stock as long as any Series Convertible Preferred Stock is outstanding.

(5) RESTRICTIONS AND LIMITATIONS. So long as any shares of Series Convertible Preferred Stock remain outstanding, the Company shall not, without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock, amend these Articles of Incorporation if such amendment would adversely affect any of the rights, preferences or privileges provided for herein for the benefit of the Series A Convertible Preferred Stock.

(6) DIVIDENDS ON PREFERRED STOCK. The Company shall, in its discretion, determine when and if dividends will be paid, and whether it will be paid in cash, shares of Common Stock, or a combination of both. All Series A Convertible Preferred Stock shall be treated the same with respect to the payment of dividends as the holders of the Common Shares. In the event the Company elects to pay a portion or all of the dividends on the Series A Convertible Preferred Stock by issuing shares of the Company's Common Stock, the shares of common stock issued as dividends will be restricted, unregistered shares, and will be subject to the same transfer restrictions that apply to the shares of Series A Convertible Preferred Stock. The dividend is payable as may be determined by the Board of Directors, out of funds legally available therefor. The Series A Convertible Preferred Stock will not have priority as to dividends over the Common Stock and will rank pari passu.

(7) TRANSFER RESTRICTIONS. The same transfer restrictions imposed on the Class A Preferred Stock shall be applicable to the Common Stock into which the Class A Preferred Stock is converted, although for purposes of Rule 144 as presently in effect, the holding period requirement may be met by adding together the period in which the Class A Preferred Stock is held and the period in which the Common Stock into which the Class A Preferred Stock is converted, is held.

(8) LIQUIDATION RIGHTS. In case of the voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Shares of the Series A Convertible Preferred Stock are entitled to receive a liquidation preference of one dollar ($1.00) per share before any payment or distribution is made to the holders of Common Stock or any other series or class of the Company's stock hereafter issued which ranks junior as to liquidation rights to the Series A Convertible Preferred Stock. A consolidation or merger of the Company with another corporation will be deemed to be a liquidation, dissolution or winding-up of the Company unless the Company is the surviving corporation and its shareholders immediately prior to the consolidation or merger are the holders of at least fifty-one percent (51%) of the voting equity of the surviving corporation immediately after the consolidation or merger. A sale or transfer of all or part of the Company's assets for cash, securities or other property will not be considered a liquidation, dissolution or winding-up of the Company.

Holders of shares of any Series A Convertible Preferred Stock issued in the future shall be entitled to receive a liquidation preference of one dollar ($1.00) per share, before any payment or distribution is made to the holders of Common Stock or any other series or class of the Company's stock hereafter issued which ranks junior as to liquidation rights to the Series A Convertible Preferred Stock. To the extent any payment or distribution is insufficient to pay the entire liquidation preference on all outstanding shares of Series A Convertible Preferred Stock, the payment shall be apportioned pro rata among the holders of the Series A Convertible Preferred Stock.

RESOLVED FURTHER, that the Secretary of the Company is hereby authorized and directed to prepare, execute, verify and file, in the office of the Nevada Secretary of State, a Certificate of Designation in accordance with this resolution as required by law.

NATIONS RX, INC.


By: /s/  David Rykbos                  Date: June 30, 2003
David Rykbos, President/Secretary